Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-85640 and 333-111810) and Form S-8 (File Nos. 333-61851-99, 333-23393-99, 333-41113-99, 333-41157-99, 33-52127-99, 333-76424, 333-84426, 333-103761) of Puget Energy, Inc. and on Form S-3 (File Nos. 333-111810-01) of Puget Sound Energy, Inc. of our reports dated March 1, 2005 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this combined Form 10-K.

/s/ PricewaterhouseCoopers LLP
Seattle, Washington
March 1, 2005